UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VISION-SCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

VISION-SCIENCES, INC.

Nine Strathmore Road

Natick, Massachusetts  01760

Notice of Annual Meeting of Stockholders
To be Held on Thursday, August 3, 2006

The Annual Meeting of Stockholders of Vision-Sciences, Inc. (the “Company”) will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York on Thursday, August 3, 2006 at 11:00 a.m., local time, to consider and act upon the following matters:

(1)   To elect David W. Anderson, Kenneth W. Anstey and Warren Bielke, as Class III Directors, each to serve for a three-year term;

(2)   To ratify the selection of BDO Seidman, LLP as the Company’s independent auditors; and

(3)   To transact such other business as may properly come before the meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting. Only those stockholders of record at the close of business on June 9, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 9 Strathmore Road, Natick, MA 01760  by contacting the Secretary of the Company.

By Order of the Board of Directors,
/s/ Lewis C. Pell
Lewis C. Pell, Chairman

Natick, Massachusetts

June 29, 2006

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES.  NO POSTAGE NEEDS TO BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

VISION-SCIENCES, INC.

Nine Strathmore Road
Natick, Massachusetts  01760

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on August 3, 2006

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vision-Sciences, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 3, 2006 at 11:00 a.m. at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

This Proxy Statement was mailed to stockholders on or about July 6, 2006.

Voting Securities and Votes Required

At the close of business on June 9, 2006, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 35,150,627 shares of Common Stock of the Company, $.01 par value per share (“Common Stock”), constituting all of the voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors.

Shares held by stockholders who abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter, such as the election of directors (Proposal 1).

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

None of the matters to be acted on at the Annual Meeting give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder’s shares.

Stock Ownership of Certain Beneficial Owners and Managers

The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 31, 2006 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each current director or nominee for director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation and Other Information” below and (iv) by all current directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percentage of Outstanding Common Stock Beneficially Owned(3)
Ron Hadani	1,120,000	(4)	3.1%
James A. Tracy	180,250	(5)	*
Gerald D. Erb	25,000	(6)	*
Mark S. Landman.	204,500	(7)	*
Thomas S. Soulos	27,500	(8)	*
Ken Spector	12,500	(9)	*
David W. Anderson	4,000	(10)	*
Kenneth W. Anstey	201,290	(11)	*
Warren Bielke	4,000	(12)	*
Katsumi Oneda	8,370,190	(13)	23.8%
Lewis C. Pell	8,312,702	(14)	23.6%
John J. Wallace	24,000	(15)	*
Capital Research & Management Company	1,884,500	(16)	5.4%
Perceptive Life Sciences Master Fund, Ltd.	3,572,190	(17)	9.9%
Pentax Corporation	2,000,000	(18)	5.7%
All current directors and executive officers as a group (13 persons)	18,566,432	(19)	50.1%

*                    Less than 1% of the shares of Common Stock outstanding

(1)          Unless otherwise indicated, the address of each beneficial owner is c/o Vision-Sciences, Inc., Nine Strathmore Road, Natick, MA  01760.

(2)          Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The number of shares of Common Stock beneficially owned by each director, nominee for director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

(3)          The number of shares deemed outstanding includes 35,148,427 shares outstanding as of March 31, 2006 and any shares subject to stock options and warrants held by the person or entity in question that are currently exercisable or exercisable within 60 days after March 31, 2006.

(4)          Comprised of 1,120,000 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(5)          Includes 178,750 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(6)          Comprised of 25,000 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(7)          Comprised of 202,500 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(8)          Comprised of 27,500 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(9)          Includes 12,500 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(10)   Includes 4,000 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(11)   Includes 40,000 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(12)   Includes 4,000 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(13)   Includes 37,500 shares and 47,500 shares held of record and beneficially owned by Mr. Oneda’s son and daughter, respectively. Mr. Oneda disclaims beneficial ownership of these shares. Also includes warrants to purchase 92,593 common shares at $3.75 per share, exercisable on March 31, 2006.

(14)   Includes 50,000 shares and 42,500 shares held of record and beneficially owned by Mr. Pell’s wife and child, respectively. Mr. Pell disclaims beneficial ownership of these shares. Also includes warrants to purchase 92,593 common shares at $3.75 per share, exercisable at March 31, 2006. The address for such stockholder is c/o Machida Incorporated 40 Ramland Road South, Orangeburg, NY  10962.

(15)   Includes 24,000 shares subject to stock options currently exercisable or exercisable within 60 days after March 31, 2006.

(16)   Based solely on the Schedule 13G, dated February 10, 2006, filed jointly by Capital Research and Management Company (“Capital Research”) and SMALLCAP World Fund, Inc. (“SMALLCAP”). Capital Research is an investment advisor, registered under Section 203 of the Investment Advisors Act of 1940, to SMALLCAP and consequently has voting control and investment discretion over securities held by SMALLCAP. Capital Research disclaims beneficial ownership of the shares held by SMALLCAP. The mailing address of the beneficial owner is 33 South Hope Street, Los Angeles, CA  90071.

(17)   Includes (i) 2,222,222 shares and 740,740 shares held of record and beneficially by Perceptive Life Sciences Master Fund, Ltd. (“Perceptive”) and/or its affiliated funds and Joseph Edelman, respectively, (ii) warrants to purchase an aggregate of 609,228 common shares held by Perceptive and Mr. Edelman, at $3.75 per share, exercisable at March 31, 2006, and (iii) excludes warrants to purchase 131,512 common shares held by Perceptive and Mr. Edelman which would cause Perceptive and Mr. Edelman, collectively, to beneficially own in excess of 9.99% of the outstanding shares of Common Stock of the Company, as prohibited by the terms of the warrants held by them. Mr. Edelman is the managing member of Perceptive Advisors LLC, the investment manager of Perceptive. The address for such stockholder is 7284 W. Palmetto Park Rd., Suite 306, Boca Raton, FL 33433.

(18)   Based on information provided by Pentax Corporation. The address for the beneficial owner is 2-36-9, Maeno-cho, Itabashi-Ku Tokyo 174-8639 Japan.

(19)   Includes, as to all directors and executive officers as a group, 2,072,686 shares subject to stock options and warrants that are currently exercisable or exercisable within 60 days after March 31, 2006. Also includes shares for which certain individuals have disclaimed beneficial ownership, as set forth in the above footnotes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission reports of initial ownership of the Company’s common stock and subsequent changes in that ownership and furnish the Company with copies of all forms they file pursuant to Section 16(a). Form 4s were not filed on a timely basis to report (i) the recession of a purchase of shares on April 21, 2005 by Katsumi Oneda; (ii) a grant of stock options on September 29, 2005 to David W. Anderson; (iii) grants of incentive stock options on July 25 2005 to each of Gerald D. Erb, Mark S. Landman, Jitendra Patel, Kenneth Spector, James A. Tracy and John J. Wallace; (iv) a grant of stock options on September 1, 2005 to Warren Bielke; (v) the repricing of stock options on December 30, 2005 of options held by Ron Hadani, Mark S. Landman and James A. Tracy; and (vi) the grants of incentive stock options on March 31, 2006 to each of Gerald D. Erb, Mark S. Landman, Jitendra Patel and James A. Tracy. In addition, Form 3s were not filed on a timely basis to report David W. Anderson and Warren Bielke becoming directors of the Company. Each of these reports has now been filed. In making this disclosure, the Company has relied solely on copies of the reports that they have filed with the SEC.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:  ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, whose terms expire at the 2007 Annual Meeting of Stockholders, two Class II Directors, whose terms expire at the 2008 Annual Meeting of Stockholders, and three Class III Director, whose term expires at the 2006 Annual Meeting of Stockholders (in all cases subject to the election of their successors and to their earlier death, resignation or removal).

The persons named in the enclosed proxy will vote to elect Kenneth W. Anstey, David W. Anderson and Warren Bielke, as Class III Directors, unless authority to vote for the election of Messrs. Anderson, Anstey and Bielke is withheld by marking the proxy to that effect. Messrs. Anderson, Anstey and Bielke are currently Class III Directors of the Company. Messrs. Anderson, Anstey and Bielke have indicated willingness to serve, if elected, but if any are unable or unwilling to stand for election, proxies may be voted for a substitute nominee or nominees designated by the Board of Directors.

Set forth below is the name and certain information with respect to each director of the Company, including the nominees for Class III Directors.

Name	Class of Director	Age	First Became a Director
Lewis C. Pell(3)	I	63	1987
John J. Wallace(1)(4)	I	52	2001
Ron Hadani	II	50	2003
Katsumi Oneda(3)	II	68	1987
David W. Anderson(2)	III	53	2005
Kenneth W. Anstey(1)(2)(4)	III	60	1993
Warren Bielke(1)(4)	III	59	2005

(1)          member of Audit Committee

(2)          member of Compensation Committee

(3)          member of Executive Committee

(4)          member of Nominating Committee

Lewis C. Pell, a co-founder of the Company, has been Chairman of the Company since October 2005. Prior to that, Mr. Pell served as Vice-Chairman of the Board of Directors of the Company since May 1992. Mr. Pell is a founder or co-founder and director of several other privately held medical device companies.

John J. Wallace has served as Chief Operating Officer of Nova Biomedical Corporation, a medical device company, since March 1991. Mr. Wallace is a director of several private companies.

Ron Hadani has served as President and Chief Executive Officer of the Company since February 2003. From November 2001 to February 2003, Mr. Hadani was a self-employed business development consultant. Mr. Hadani served as President of Kontron Medical LLC, an ultrasound equipment company, from April 2000 through October 2001. Mr. Hadani is a director of a private company.

Katsumi Oneda, a co-founder of the Company and was the Chairman of the Board of Directors of the Company from October 1993 to October 2005. From October 1993 through January 2003 he also served as President and Chief Executive Officer of the Company. He served as Vice-Chairman of the Board of

Directors of the Company from May 1992 to October 1993, as Honorary Chairman of the Board of Directors from October 1991 to October 1993 and as Chairman of the Board of Directors from September 1990 to October 1991. Mr. Oneda is a director of a private company.

David W. Anderson has served as President, Chief Executive Officer and director of Gentis, Inc. since November 2004. Prior to that, Mr. Anderson was the President, Chief Executive Officer and director of Sterilox Technologies, Inc. from March 2000 to November 2004. Mr. Anderson is a director of Photomedex Inc. and several private companies.

Kenneth W. Anstey has served as President and Chief Executive Officer of Coapt Systems, Inc., a developer of bioabsorbable implants, since December 2002 and served as President and Chief Executive Officer of Oratec Interventions Inc., a publicly traded medical device company, from July 1997 through May 2002. Mr. Anstey is a director of several private companies.

Warren Bielke has served as President and CEO of Vertebral Technologies, Inc., a developer of spinal implants since June 2005. Prior to that, Mr. Bielke was self-employed as a consultant and investor with start-up businesses from September 1999 to June 2005. Mr. Bielke is a director at two other private companies.

Executive officers of the Company are generally elected by the Board of Directors on an annual basis and serve at the Board’s discretion. No family relationship exists among any of the executive officers or directors of the Company.

Board and Committee Meetings

The Company has a standing Audit Committee of the Board of Directors, which reviews the Company’s independent auditors’ performance in the annual audit, reviews auditors’ fees, reviews fees for the preparation of the Company’s tax returns, discusses the Company’s internal accounting control policies and procedures and considers and appoints the Company’s independent auditors. The Audit Committee met six (6) times during the fiscal year ended March 31, 2006. The current members of the Audit Committee are Messrs. Anstey, Bielke and Wallace and each member is “independent” under the listing standards of The Nasdaq National Market.

The Company has a standing Compensation Committee of the Board of Directors, which sets the compensation levels of executive officers of the Company (subject to review by the Board of Directors), provides recommendations to the Board regarding compensation programs of the Company, administers the Company’s 2000 Stock Option Plan and authorizes option grants under the 2000 Plan to all employees of the Company. The Compensation Committee met twelve (12) times during the fiscal year ended March 31, 2006. The current members of the Compensation Committee are Messrs. Anderson and Anstey.

The Company has a standing Nominating Committee of the Board of Directors, which is currently composed of three directors, Messrs. Anstey, Bielke and Wallace. The Nominating Committee assists the Board by identifying individuals qualified to become Board members and recommends to the Board potential candidates for election as a director and nominees for each committee of the Board (other than the Nominating Committee). Each member of the Nominating Committee is “independent” under the listing standards of The Nasdaq National Market. The Nominating Committee meet two (2) times during the fiscal year ended March 31, 2006.

The Nominating Committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be the most effective, in conjunction with the other director nominees, in collectively serving the long-term interests of the stockholders. To this end, the Nominating Committee seeks director nominees with the highest professional and personal ethics and values, an understanding of the Company’s business and industry, diversity of business experience and expertise, a high level of education and broad-based business acumen. The Nominating Committee also will consider any other factor which it deems relevant in selecting individuals as director nominees. The Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by the Company’s directors and management or by the Company stockholders.

The Company does not currently have a written policy with regard to stockholder recommendations. The absence of such a policy does not mean, however, that a stockholder recommendation would not be considered if received. Stockholders may recommend qualified candidates for the Board by writing Vision Sciences, Inc., Attn:  Secretary, Nine Strathmore Road, Natick, Massachusetts 01760. All stockholder communications that are received will be submitted to the Nominating Committee for review and consideration. Nominations of directors by stockholders will be reviewed by the Nominating Committee, who will determine whether these nominations should be presented to the Board.

The Board has adopted the Company’s Nominating Committee Charter. A copy of the Nominating Committee Charter is attached as Appendix B to the Company’s 2004 Proxy Statement.

The Board of Directors met 5 times during the fiscal year ended March 31, 2006. Each incumbent director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served. All members of the Board of Directors are expected to attend the Annual Meeting in person, and Messrs. Oneda, Pell, Anstey and Hadani attended the last such meeting on July 25, 2005 in person.

Stockholders may send communications to the Board or to specified individual directors at any time. Stockholders should direct their communication to the Board or to specified individual directors, in care of the Secretary of the Company at the Company’s principal offices, Nine Strathmore Road, Natick, Massachusetts 01760. Any stockholder communications that are addressed to the Board or specified individual directors will be delivered by the Secretary of the Company to the Board or such specified individual directors.

Director Compensation

The Company’s outside directors (currently, Messrs. Anderson, Anstey, Bielke and Wallace) receive an annual director’s fee in the amount of $10,000, payable quarterly. Directors are reimbursed for certain Company-related travel expenses. In addition, members of the Audit Committee receive $500 for each Audit Committee meeting attended.

The 2003 Director Stock Option Plan (the “2003 Director Plan”) provides for the grant of non-statutory stock options (collectively “Director Options”) to directors of the Company who are not employees of the Company or any subsidiary of the Company (collectively “Outside Directors”). No discretionary options or other awards can be granted under the 2003 Director Plan; rather, Director Options to purchase 4,000 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations or other similar changes in capitalization) will be granted automatically (i) to each person who becomes an Outside Director after the date the 2003 Director Plan was approved by the stockholders of the Company and (ii) to each Outside Director on each date on which an annual meeting of the stockholders of the Company is held, provided that such Outside Director does not then hold any options under the 1993 Director Option Plan that have not vested as of such date. The exercise price per share of any Director Option will be the fair market value of one share of Common Stock on the date of grant. While the Company’s stock is listed on a national securities exchange or other nationally recognized trading system such as the Nasdaq National Market, this will be the closing price per share of the Company’s Common Stock on the trading day immediately preceding the date of grant. Each Director Option shall be fully vested and exercisable in full on the date of grant. Director Options are exercisable until the tenth anniversary of the date of grant.

Executive Compensation and Other Information

Summary Compensation

The following table sets forth certain information concerning the compensation, for the fiscal years indicated, for each person who served as the Company’s Chief Executive Officer and each of the Company’s four most highly compensated executive officers during the fiscal year ended March 31, 2006 (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term Compensation
			Annual		Securities
Name and			Compensation(2)		Underlying	All Other
Principal Position(1)	Year		Salary	Bonus	Options	Compensation(3)
Ron Hadani	2006		$276,762	—	720,000 (4)	$3,215
President and Chief	2005		$250,000	—	—	$2,714
Executive Officer	2004		$194,731	—	1,200,000	—
James A. Tracy	2006		$141,472	—	42,500 (4)	$1,966
Vice President, Finance;	2005		$132,309	—	—	$1,939
Treasurer; Chief Financial	2004		$129,792	—	15,000	$1,866
Officer; Controller;
Secretary
Gerald D. Erb	2006		$126,053	—	25,000	—
Vice President Sales &	2005	(5)	$57,692	—	100,000	—
Marketing
Mark S. Landman	2006		$140,113	—	42,500 (4)	$1,929
Vice President, Operations	2005		$131,037	—	—	$1,892
	2004		$128,544		15,000	$1,821
Thomas S. Soulos	2006		$140,306	—	10,000	$1,959
Director, Engineering,	2005		$133,280	—	—	—
Product Development	2004		$55,847		50,000	—
Kenneth W. Spector	2006		$136,961	—	10,000	—
Vice President,	2005	(6)	$62,500	—	50,000	—
Product Development

(1)          The rules of the SEC require that this table, the stock option grant table and the stock option exercise table which follow, present information concerning the Company’s Chief Executive Officer as of March 31, 2006, the Company’s fiscal year-end, any other person who served as the Company’s Chief Executive Officer at any time during the fiscal year ended March 31, 2006, up to four of the Company’s other most highly compensated executive officers (determined by reference to total annual salary and bonus earned by such officers) whose total salary and bonus exceeded $100,000 for the fiscal year ended March 31, 2006 and up to two individuals who would have been one of the four most highly compensated executive officers but for the fact that such individuals no longer served as executive officers of the Company on March 31, 2006.

(2)          In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than 10% of the total annual salary and bonus for each Named Executive Officer.

(3)          Consists of Company contributions to the Company’s 401(k) Plan.

(4)          Includes options to purchase 720,000 shares, 7,500 shares and 7,500 shares for each of Messrs. Hadani, Tracy and Landman, respectively, that were cancelled and replaced to avoid personal tax treatment of options under Section 409A of the Internal Revenue Code. See Options/SAR Grants in Last Fiscal Year below.

(5)          Mr. Erb became the Company’s Vice President, Sales & Marketing on September 27, 2004.

(6)          Mr. Spector became the Company’s Vice President, Product Development on September 27, 2004.

Option/SAR Grants in Last Fiscal Year

The following table sets forth certain information with respect to options granted during the last fiscal year to the persons named in the Summary Compensation Table above.

Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted (#)		Percent of Total Options/SARs Granted to Employees in Fiscal Year %	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
						5%	10%
Ron Hadani	720,000	(2)	64.2	$1.09	6/6/13	$493,557	$1,250,769
James A. Tracy	35,000		3.1	1.92	3/31/16	42,293	107,179
	7,500	(2)	.7	1.09	6/6/13	5,141	13,029
Gerald D. Erb	25,000		2.2	1.87	3/31/16	29,401	74,507
Mark S. Landman	35,000		3.1	1.92	3/31/16	42,293	107,179
	7,500	(2)	.7	1.09	6/6/13	5,141	13,029
Thomas S. Soulos	10,000		.9	2.05	7/25/15	12,892	32,672
Kenneth W. Spector	10,000		.9	2.05	7/25/15	12,892	32,672

(1)          The potential realizable values listed are based upon an assumption that the market price of our common stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. The 5% and 10% assumed rates of appreciation are determined by the rules of the Securities and Exchange Commission and do not represent our estimate of the future market value of the common stock. Actual gains, if any, are dependent upon the future market price of our common stock.

(2)          These options were cancelled and replaced to avoid adverse personal income tax treatment of the options under Section 409A of the Internal Revenue Code. As a result, the exercise price applicable to the options that vested after December 31, 2004 was increased from $1.04 per share to $1.09 per share, which exercise price is equal to the fair market value of the common stock underlying the stock options on the original grant date (June 6, 2003). Please see the disclosure under “Executive Compensation and Other Information—Repricing of Options” and “Compensation Committee Report on Executive Compensation—Adjustment of Discounted Stock Options” for further information relating to this option cancellation and replacement.

Option Exercises and Year-End Values

The following table sets forth certain information concerning stock options held as of March 31, 2006 by each of the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	No. of Shares Acquired	Value	Number of Shares of Common Stock Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Ron Hadani	—	—	1,120,000	480,000	$779,200	$316,800
James A. Tracy	—	—	178,750	51,250	$99,500	$13,225
Gerald D. Erb	—	—	25,000	100,000	—	—
Mark S. Landman	2,000	$1,125	202,500	46,250	$126,675	$8,925
Thomas S. Soulos	—	—	27,500	32,500	—	—
Kenneth W. Spector	—	—	12,500	47,500	—	—

(1)          Based on the fair market value of the Common Stock on March 31, 2006 ($1.75 per share), less the option exercise price.

Repricing of Options

On December 30, 2005, the Company and certain employees who had previously received non-qualified options agreed to change such options in order to comply with Internal Revenue Code Section 409A. A discussion of the option exchange is set forth below in “Compensation Committee Report on Executive Compensation—Adjustment of Discounted Stock Options.”

The following table sets forth information concerning the options exchanged by each Named Executive Officer.

Ten-Year Option Repricing

Name	Date	Number of Securities Underlying Options Repriced or Amended	Market Price of Stock At Time of Repricing or Amendment ($) (1)	Exercise Price At Time of Repricing or Amendment ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Amendment (in years)
Ron Hadani	12/30/05	720,000	2.08	1.04	1.09	7.4
President and Chief
Executive Officer
James A. Tracy	12/30/05	7,500	2.08	1.04	1.09	7.4
Vice President, Finance;
Treasurer; Chief
Financial Officer;
Controller; Secretary
Mark S. Landman	12/30/05	7,500	2.08	1.04	1.09	7.4
Vice President, Operations

(1)           Market price of stock that was repriced on December 30, 2005 is based upon the Nasdaq last sale price on December 30, 2005 of $2.08 per share.

Agreements with Directors and Named Executive Officers

The Company and Mr. Hadani entered a letter agreement on January 24, 2003 with respect to the terms of Mr. Hadani’s employment as Chief Executive Officer of the Company. Under the agreement, Mr. Hadani’s annual base salary was initially set at $190,000, subject to annual review. In addition, the Company agreed to grant to Mr. Hadani an option to purchase 400,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant. The option was 25% vested on grant with the balance to vest in three equal installments over a three-year period.

Under the terms of a letter agreement dated July 18, 1997, and revised on July 28, 2005, between the Company and Mr. Tracy, the Company’s Vice President of Finance and Chief Financial Officer, Mr. Tracy was granted an option to purchase 50,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Common Stock on the date of the letter agreement. This option has since vested in full in accordance with its terms. The letter agreement also provides that, in the event of a termination other than for cause, Mr. Tracy will receive a lump sum severance payment equal to twelve months’ salary and continue to receive all benefits for a period of twelve months following termination.

Under the terms of a letter agreement dated August 14, 2003 between the Company and Mr. Soulos, the Company’s Director of Engineering, Product Development, Mr. Soulos’ annual base salary was initially set at $132,000. In addition, the Company agreed to grant Mr. Soulos an option to purchase 50,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Common Stock on October 20, 2003. This option was vested as to 10% of the underlying shares on October 20, 2003 and vests as to an additional 22.5% annually over the following four-year period. In addition, Mr. Soulos is entitled to receive additional options to purchase up to 20,000 shares of the Company’s Common Stock, 25% on October 20, 2004 and on the following three anniversaries of that date, at an exercise price equal to the closing price of the Common Stock on the date of grant, each as a bonus for achieving certain mutually agreed upon objectives. These options vest immediately upon grant. The letter agreement also provides that, in the event of termination other than for cause, Mr. Soulos will receive a lump sum severance payment equal to four months’ salary.

Under the terms of an agreement between the Company and Mr. Oneda, one of the Company’s founders and a member of the Board of Directors, Mr. Oneda agreed to eliminate his salary effective September 30, 2005. In addition, the Company and Mr. Oneda agreed to pay Mr. Oneda $120,000 annually until the compensation accrued but unpaid to Mr. Oneda from October 1995 through December 2001 was fully paid.

Mr. Pell, one of the Company’s founders and a member of the Board of Directors, is an employee of the Company and received a salary of $113,400 in the fiscal year ended March 31, 2006.

Certain Relationships and Related Transactions

In the fiscal year ended March 31, 2006, the Company purchased approximately $1,828,000 of flexible endoscope components from a subsidiary of Pentax Corporation (“Pentax”), pursuant to a March 16, 1992 supply agreement between the Company and Pentax. Pentax is the record and beneficial holder of 5.7% of the Company’s outstanding Common Stock.

During the fiscal year ended March 31, 2006, Machida Incorporated, the subsidiary of the Company that manufactures endoscopes for both medical and industrial segments, purchased approximately $267,570 worth of inventory from a Japanese supplier whose sole owner was Mr. Oneda’s brother-in-law. In the spring of 2005, Mr. Oneda’s brother-in-law passed away, leaving Mr. Oneda’s sister as the sole owner of the supplier. The Company believes that it purchased inventory items from this supplier on terms and at prices at least as favorable to the Company as could have been obtained from an unaffiliated third party supplier.

The Company signed a term sheet, dated November 2005, with VisionSense, Inc. (“VisionSense”) relating to a potential commercial relationship between the two companies, and the parties are currently in ongoing discussions regarding definitive agreements for this relationship. Two of the Company’s directors, Lewis C. Pell and Katsumi Oneda, are directors of VisionSense and own beneficially, directly or indirectly, approximately 25% of the capital stock of the company on a fully diluted basis. The Company’s Audit Committee has been advised of the pendency of this potential transaction, and any binding commitment of the Company to VisionSense will be subject to prior approval of the Company’s Audit Committee and the disinterested members of the Company’s Board of Directors and their determination that the terms of any transaction entered into by the parties would be at least as favorable to the Company as could have been obtained from unaffiliated third parties.

The Company has a policy that transactions, if any, between the Company and its officers, directors or other affiliates must (a) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties, (b) be approved by a majority of the members of the Board of Directors and (c) be approved by a majority of the disinterested members of the Board of Directors.

Compensation Committee Report on Executive Compensation

The Company’s executive compensation program is administered by the Compensation Committee, which is currently comprised of David W. Anderson and Kenneth W. Anstey. The Compensation Committee is responsible for determining the compensation package of each executive officer and recommending it to the Board of Directors and for awarding stock options under the Company’s 2000 Plan. In the fiscal year ended March 31, 2006, and for the annual reviews of the executive officers of the Company effective in April 2006, the Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee. In making decisions regarding executive compensation, the Compensation Committee considers the input of the Company’s other directors, including the input of the Chief Executive Officer of the Company, with respect to the compensation of the Company’s other executive officers.

Policies and Philosophy

The Company’s executive compensation program is structured and administered to achieve three broad goals in a manner consistent with stockholder interests. First, the Compensation Committee structures executive compensation programs and decisions regarding individual compensation in a manner that the Compensation Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company, which are often targeted to the individual executive’s particular business unit. Finally, the Compensation Committee designs the Company’s executive compensation programs to provide executives with long-term ownership opportunities in the Company in an attempt to align executive and stockholder interests.

The Company has not to date generated significant revenues from the sales of its new products that incorporate its disposable EndoSheath technology. Accordingly, in evaluating both individual and corporate performance for purposes of determining salary levels and stock option grants, the Compensation Committee currently places significant emphasis on the progress and success of the Company with respect to matters such as product development, including product design and manufacturing, and enhancement of the Company’s patent and licensing position as well as on the Company’s overall financial performance and sales by product line.

Executive Officer Compensation in Fiscal 2006

The compensation programs for the Company’s executives established by the Compensation Committee consist of two elements based upon the foregoing objectives:  (i) base salary, bonus and benefits competitive with the marketplace; and (ii) stock-based equity incentives in the form of participation in the 2000 Plan. The Compensation Committee believes that providing base salaries and benefits to its executive officers that are competitive with the marketplace enables the Company to attract and retain key executives. The Compensation Committee generally provides executive officers discretionary stock option awards to reward them for achieving specified business objectives and to provide them with long-term ownership opportunities. In evaluating the salary level and equity incentives to award to each current executive officer, the Compensation Committee examines the progress that the Company has made in areas under the particular executive officer’s supervision, such as manufacturing or sales, and the overall performance of the Company. The Compensation Committee does not establish specific goals or milestones that automatically trigger additional compensation for the executive officers but rather decides on each executive officer’s compensation after taking into account actions by such officer to accomplish established Company goals.

In determining the salary of each executive officer, including the Named Executive Officers, the Compensation Committee and the Board of Directors consider numerous factors such as (i) the individual’s performance, including the expected contribution of the executive officer to the Company’s goals, (ii) the Company’s long-term needs and goals, including attracting and retaining key management personnel and (iii) the Company’s competitive position, including data on the payment of executive officers at comparable companies that are familiar to members of the Compensation Committee. The companies described under the caption “Comparative Stock Performance” below constitute a much broader group of companies at various stages of development than those considered by the Compensation Committee to compare compensation levels of the Company’s executive officers. Rather, the companies used by the Compensation Committee to compare executive compensation are companies of which the members of the Compensation Committee have specific knowledge and are considered as of the time those companies were at similar stages of development as the Company. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions and the historic compensation levels of the individual. The Compensation Committee believes that the salary levels of the Company’s executive officers are in the middle third when compared to the compensation levels of companies at similar stages of development as the Company. The Compensation Committee reviewed compensation for the Company’s executive officers during the current fiscal year.

Compensation of the Chief Executive Officer in Fiscal 2006

The compensation philosophy applied by the Committee in establishing the compensation for the Company’s Chief Executive Officer is the same as for the other senior management of the Company—to provide a competitive compensation opportunity that rewards performance.

Mr. Hadani has served as Chief Executive Officer since February 2003. In Fiscal 2006, the Compensation Committee approved a salary of $276,762 for Mr. Hadani. The Compensation Committee believes Mr. Hadani’s salary to be in the middle third when compared to compensation levels of chief executive officers of companies at a similar stage of development as the Company. The Compensation Committee reviewed Mr. Hadani’s compensation during the current fiscal year.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to a public company for certain compensation in excess of $1,000,000 paid to the company’s Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Although the Company has not paid any of its executive officers annual compensation over $1,000,000 and has no current plan to do so, it currently intends to structure all future performance-based compensation of its executive officers in a manner that complies with this statute.

Adjustment of Discounted Stock Options

Stock options granted on June 6, 2003 were granted with an exercise price equal to $1.04, a discount of 5-cents per share at the time of the grant (the “discounted stock options”). In September 2005, the U.S. Treasury Department and Internal Revenue Service issued proposed regulations under Section 409A of the Internal Revenue Code (“Section 409A”), which provided that stock options that vest after December 31, 2004 may be subject to Section 409A as “deferred compensation” if the exercise price is below the fair market value of the underlying stock on the date of grant. Unless the discounted stock options were amended, such stock options would not be compliant with Section 409A and would have likely resulted in income recognition prior to exercise (i.e., at the time of vesting), an additional 20% income tax and potential interest charges.

Pursuant to Section 9(f) of the Company’s 2000 Stock Incentive Plan, the Compensation Committee adjusted the exercise price on the portion of outstanding discounted stock options that were unvested as of

December 31, 2004 to the fair market value of the Common Stock on June 6, 2003, the original grant date, subject to the option holders consent. Option holders who consented to the adjustment received (i) a stock option to purchase the number of shares of common stock subject to the vested portion of the discounted stock option on December 31, 2004 at an exercise price equal to the original exercise price ($1.04) and (ii) a stock option to purchase the number of shares of common stock subject to the unvested portion of the discounted stock option on December 31, 2004 at an exercise price equal to the fair market value of a share of our common stock on June 6, 2003, the original grant date ($1.09). All other terms and conditions of the stock options remained the same as the original option grant.

COMPENSATION COMMITTEE
Kenneth W. Anstey, Chairman
David W. Anderson

Compensation Committee Interlocks and Insider Participation

Messrs. Anstey and Anderson served as members of the Compensation Committee during the fiscal year ended March 31, 2006. No member of the Compensation Committee was at any time during the fiscal year ended March 31, 2006, an officer or employee of the Company nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

None of the Company’s executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Company’s Board of Directors is composed of three members and acts under a written charter first adopted and approved in March 2000. A copy of the Audit Committee Charter is attached as Appendix A to the Company’s 2004 Proxy Statement. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the Nasdaq Stock Market. The current members of the Audit Committee are Kenneth W. Anstey, Warren Bielke (Chairman) and John J. Wallace. The Company’s Board of Directors has determined that Mr. Wallace is an “audit committee financial expert” and independent within the meaning of the rules of the Securities and Exchange Commission.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended March 31, 2006 and discussed these financial statements with the Company’s management. Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting and financial personnel and the independent auditors, the following:

•       the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•       the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders;

•       changes in the Company’s accounting practices, principles, controls or methodologies;

•       significant developments or changes in accounting rules applicable to the Company; and

•       the adequacy of the Company’s internal controls and financial personnel.

Management represented to the Audit Committee that the Company’s financial statements had been prepared in accordance with generally accepted accounting principles.

The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards (“SAS”) 61, Communications with Audit Committees with BDO Seidman, LLP, the Company’s independent auditors. SAS 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following:

•       methods to account for significant or unusual transactions;

•       the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•       disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee discussed with the independent auditors the matters disclosed in this letter and their independence from the Company. The Audit Committee also considered whether the independent auditors’ provision of the other, non-audit related services to the Company that are referred to in “Independent Auditors Fees and Other Matters” is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006.

AUDIT COMMITTEE
Warren L. Bielke, Chairman
Kenneth W. Anstey
John J. Wallace

Fees and Services

The table below summarizes the audit fees paid by the Company and its consolidated subsidiaries during each of the Company’s two most recent fiscal years.

	Year Ended March 31, 2005		Year Ended March 31, 2006
	Amount	Percentage	Amount	Percentage
Audit Fees	$85,100	70%	$97,517	73%
Audit-Related Fees(1)	20,000	17	20,000	15
Tax Fees(2)	16,000	13	16,785	12
All Other Fees	0	0	0
Total	$121,100	100%	$134,302	100%

(1)          “Audit-related fees” are fees related to due diligence investigations and to other assignments relating to internal accounting functions and procedures, and financial reporting.

(2)          “Tax fees” are fees for professional services rendered by the Company’s auditors for tax compliance, and tax advice on actual or contemplated transactions.

Audit Committee’s pre-approval policies and procedures

The Audit Committee of the Company’s board of directors chooses and engages the Company’s independent auditors to audit the Company’s financial statements. In April 2004, the Company’s Audit Committee adopted a policy requiring management to obtain the audit committee’s approval before engaging the Company’s independent auditors to provide any audit or permitted non-audit services to the Company or its subsidiaries. This policy, which is designed to assure that such engagements do not impair the independence or the Company’s auditors, requires the Audit Committee to pre-approve annually various audit and non-audit services that may be performed by the Company’s auditors. In addition, the Audit Committee limited the aggregate amount of fees the Company’s auditors may receive during 2004 for non-audit services in certain categories.

The Company’s Chief Financial Officer reviews all management requests to engage the Company’s auditors to provide services and approves the request if the requested services are of the type pre-approved by the Audit Committee. The Company informs the Audit Committee of these approvals at least quarterly. Services of the type not pre-approved by the Audit Committee require pre-approval by the Audit Committee on a case-by-case basis. The Audit Committee is not permitted to approve the engagement of the Company’s auditors for any services that fall into a category of services that is not permitted by applicable law or if the services would be inconsistent with maintaining the auditor’s independence.

Code of Ethics

In 2004, the Board adopted a Code of Ethics that is intended to serve as a set of guiding principles to promote integrity and compliance with the law in the conduct of the Company’s business. The Code of Ethics applies to all directors, officers and employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The code of ethics may be obtained free of charge by writing Vision Sciences, Inc., Attn:  Chief Financial Officer, Nine Strathmore Road, Natick, Massachusetts 01760 and is posted on the Company’s website at www.visionsciences.com.

COMPARATIVE STOCK PERFORMANCE

The following graph compares the cumulative total stockholder return on the Common Stock of the Company between March 31, 2001 and March 31, 2006 (the end of fiscal 2006) with the cumulative total return of (i) the Russell 2000 Index and (ii) the Nasdaq Medical Equipment Index. This graph assumes the investment of $100 on March 31, 2001 in the Company’s Common Stock, the Russell 2000 Index and the Nasdaq Medical Equipment Index, and assumes dividends are reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG VISION-SCIENCES, INC., THE RUSSELL 2000 INDEX
AND THE NASDAQ MEDICAL EQUIPMENT INDEX

* $100 invested on 3/31/01 in stock or index-including reinvestment of dividends.

Fiscal year ending March 31.

	Cumulative Total Return
	3/01	3/02	3/03	3/04	3/05	3/06
Vision-Sciences, Inc.	$100.00	$127.06	$93.18	$347.29	$261.74	$164.71
Russell 2000	100.00	113.98	83.25	136.39	143.77	180.93
Nasdaq Medical Equipment	100.00	116.48	105.56	160.19	166.35	196.73

PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected the firm of BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent auditors for the current fiscal year. BDO Seidman has served as the Company’s independent auditors beginning in the fiscal year ended March 31, 2003. Although stockholder approval of the Board of Directors’ selection of BDO Seidman is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

Representatives of BDO Seidman are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

This solicitation of proxies is made on behalf of the Company and the Company will bear all costs of solicitation. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

Householding of Annual Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number:  Vision-Sciences, Inc., Nine Strathmore Road, Natick, Massachusetts 01760, Telephone:  (508) 650-9971, Attention:  James A. Tracy. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders must be received by the Company at its principal office in Natick, Massachusetts not later than March 3, 2007 for inclusion in the proxy statement for that meeting.

If a stockholder of the Company wishes to present a proposal before the 2007 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must give written notice to the Company at its principal office in Natick, Massachusetts not later than May 23, 2007. If the stockholder fails to provide timely notice of a proposal to be presented at the 2007 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

Incorporation by Reference

In our filings with the Securities and Exchange Commission, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the Securities and Exchange Commission, which information should be considered as part of the filing that you are reading. Our Annual Report on Form 10-K for the year ended March 31, 2006 is incorporated herein by reference. Based upon Securities and Exchange Commission regulations, the reports of the Compensation Committee and the Audit Committee beginning on pages 12 and 14, respectively, are not specifically incorporated by reference into any other filings that we make with the Securities and Exchange Commission. This proxy statement is sent to you as part of the proxy materials for the 2006 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

By Order of the Board of Directors,
/s/ Lewis C. Pell
Lewis C. Pell, Chairman

June 29, 2006

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

VISION-SCIENCES, INC.

PROXY	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY	PROXY

PROXY FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 3, 2006

The undersigned, revoking all prior proxies, hereby appoint(s) Lewis C. Pell, James A. Tracy and Paul I. Rachlin, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Vision-Sciences, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, on August 3, 2006 at 11:00 a.m., local time, and at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate his intent to vote in person.

TO BE SIGNED ON REVERSE SIDE

(1)          To elect the Class III Directors listed below:

Nominees:	David W. Anderson
Kenneth W. Anstey
Warren Bielke

☐   FOR the nominees            ☐   WITHHOLD AUTHORITY to vote for the nominees

☐   FOR, except vote withheld from the following nominee: __________________________

☐   FOR               ☐   AGAINST               ☐   ABSTAIN

(2)          To ratify the selection of BDO Seidman, LLP as the Company’s independent auditors.

☐   FOR         ☐   AGAINST               ☐   ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Signature:	Signature:
Date:	Date:

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.